EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACTS:

David Green

CEO

dgreen@hartregen.com

Tom McNaughton

CFO

tmcnaughton@hartregen.com

Tel: 774-233-7321

Fax: 774-233-7302

Harvard Apparatus Regenerative Technology Reports Operating Results for the Fourth Quarter and Year Ended December 31, 2014

-Conference Call To Be Held at 11:00 AM ET Today-

Holliston, MA, March 19, 2015 - Harvard Apparatus Regenerative Technology, Inc. (Nasdaq: HART), or HART, a clinical stage biotechnology company developing regenerated organs for transplant, initially focused on the trachea, reports unaudited financial results for the three months and year ended December 31, 2014.

David Green, President and CEO of Harvard Apparatus Regenerative Technology, commented, “ During the full year of 2014, and more recently, we made significant progress on critical aspects of making regenerated organs for transplant a reality for patients. Highlights include:

•	The 5th adult patient was transplanted with a HART-Trachea.
•	Average survival among the 5 patients has been 22 months which is a significant improvement over the prognosis at the time of transplant which was typically just a few months. Of the three patients who have died, none of them died because of a failure of our scaffold. Two of the patients are still alive. One is at approximately 9 months and one at approximately two and a half years from transplant.
•	We received orphan status in the U.S. This will give us 7 years of exclusivity in the U.S. from the date of launch of the HART-Trachea.
•	We have moved away from Russian clinical studies towards US clinical studies, in particular with our collaboration agreement with Mayo Clinic, one of the world’s leading hospitals.

•	We have added a second organ, the esophagus, to our pipeline. We have produced human sized esophageal scaffolds and we expect that our collaborators will be testing these in animal models in the next several months.”

Mr. Green continued, “We have also made significant advances in our capabilities and strengthened our management team.

•	In terms of capabilities:
•	We established, and staffed, a clean room facility for manufacturing bioreactors and scaffolds,
•	We built a cell biology research team and facilities for cellularization and testing of scaffolds for both lab research and animal research.
•	We expanded our material sciences research team and facilities and began the development of esophageal scaffolds alongside tracheal scaffolds.
•	To strengthen our management team:
•	Dr. Saverio La Francesca, a transplant surgeon from DeBakey Medical Center, one of the world’s top organ transplant centers, joined our team as our Chief Medical Officer. Dr. LaFrancesca has both U.S. and EU transplant experience.
•	We also hired a new Vice President of Quality and Regulatory Affairs, Dr. Irina Kulinets, who has experience with both biologics and medical devices and experience with both U.S. and EU regulatory approvals.
•	We also hired a new Vice President of Research and Development, Dr. Tom Bollenbach, who has experience in getting U.S. Food and Drug Administration, or FDA, approval for cell therapy products at Organogenesis.”

Mr. Green stated, “The most recent event of significance for us was the share offering we completed last month. In this offering we raised approximately $9.7 million in gross proceeds. A majority of the offering proceeds came from well-known institutional healthcare investors. The offering was over-subscribed and was completed without the issuance of any warrants. We currently anticipate our capital to last us until approximately the middle of 2016.”

“Let me now turn to the outlook for this year,” Mr. Green continued. “In 2015, we expect to continue the animal research and quality system improvements needed to allow us to submit the Investigational New Drug application (to the U.S. FDA) and the Clinical Trial Authorization (to the European regulators) to request permission to begin clinical trials. We expect the submissions to take place in the first half of 2016. In addition to the progress towards a clinical trial that we expect for the trachea we also expect the first large-animal research on our new product, the esophagus, in collaboration with major U.S. hospitals, including Mayo Clinic.”

“For 2015 we expect our cash burn to be similar to our cash burn in 2014”, said Mr. Green. “This reflects our commitment to both creating life-saving organs for transplant for patients, and being efficient with our capital. Hence, we expect our cash burn to be about $2.0 - $2.5 million per quarter. To achieve this, we have made and will make expense reductions in a number of areas to help offset a significant increase in animal research activities this year. We also expect to reduce our capital expenditures in 2015 because in 2014 we completed most of the build out of our R&D facilities.”

Fourth Quarter Reported Results

For the three months ended December 31, 2014, the Company recognized revenues of $45,000 from the sale of bioreactor systems for organ regeneration research compared to $22,000 for the same period in 2013. Prior to its spin-off from Harvard Bioscience, Inc. on November 1, 2013, the Company did not record revenues on the sale of research systems. Thus, revenues were first recorded during the fourth quarter of 2013.

Net loss was $2.8 million, or $0.36 per diluted share, for the three months ended December 31, 2014 compared to a $2.6 million net loss, or $0.34 per diluted share, for the same period in 2013. The unfavorable year-to-year quarterly net loss comparison was primarily due to increases in research and development expenses related to animal studies, and general and administrative expenses related to non-cash stock-based compensation expense from the initial stock option grants made to employees at the time of the spin-off.

For the three months ended December 31, 2014, the Company used net cash of $2.3 million from operations and made $0.1 million in capital expenditures. At December 31, 2014, the Company had cash on hand of $5.3 million, and had no debt.

Full Year 2014 Reported Results

For the year ended December 31, 2014, the Company recognized revenues of $93,000 from the sale of bioreactor systems for organ regeneration research compared to $22,000 for the same period in 2013. Prior to its spin-off from Harvard Bioscience, Inc. on November 1, 2013, the Company did not record revenues on the sale of research systems. Thus, revenues were first recorded during the fourth quarter of 2013.

Net loss was $11.1 million, or $1.41 per diluted share, for the year ended December 31, 2014 compared to a $8.8 million net loss, or $1.14 per diluted share, for the same period in 2013. The unfavorable year-to-year net loss comparison was primarily due to an increase in non-cash stock-based compensation expense related to the initial stock option grants made to employees at the time of the spin-off included in research and development and general and administrative expenses, increased research and development expenses related a greater concentration on development of our HART-Trachea product, and to greater general and administrative expenses related to the Company operating as an independent, publicly-traded entity for all of 2014.

For the year ended December 31, 2014, the Company used net cash of $8.7 million from operations, made $1.2 million in capital expenditures and realized $0.4 million of cash proceeds from stock option exercises. At December 31, 2014, the Company had cash on hand of $5.3 million, and had no debt.

On February 18, 2015 the Company closed an underwritten public offering of 2,070,000 registered shares of its common stock, at a price to the public of $1.75 per share, and 695,857 registered shares of its Series B Convertible Preferred Stock (“Series B”) at a price to the public of $8.75 per share. At the option of the investor, each Series B share is convertible into five shares of common stock of the Company, and will vote with the common stock on all matters on an as-converted basis. The Series B has no preference to the common shares in respect of dividends, voting, liquidation or otherwise. The number of shares of common stock sold in the offering included the underwriters’ full exercise of their over-allotment option of 270,000 shares of common stock.

The Company intends to use the net proceeds of approximately $8.6 million from the offering primarily for research and development, including funding pre-clinical work relating to the HART-Trachea, business development, sales and marketing, capital expenditures, working capital and other general corporate purposes.

Conference Call Information:

The Company will host a conference call today at 11:00 AM ET to discuss its fourth quarter and fiscal year ended December 31, 2014 financial results and operations. On that call, management may respond to questions from the audience on any of a number of topics related to the business, including clinical and preclinical research, operations, plans and outlook. The live conference call is accessible by dialing toll-free 877-407-8293, or toll/international 201-689-8349, and referencing the Company’s name. An audio webcast will be available at http://public.viavid.com/index.php?id=113487

If you are unable to listen to the live conference call, a replay will be available within approximately 3 hours from the end of the call through 11:59PM ET on March 27, 2015 and will be accessible by dialing toll-free 877-660-6853, or toll/international 201-612-7415, and referencing conference ID “13603636”. The replay will also be made available at the web link above and on the Company’s web site, www.harvardapparatusregen.com.

About Harvard Apparatus Regenerative Technology

Harvard Apparatus Regenerative Technology makes regenerated organs for transplant. Our first product, the HART-Trachea, is intended to replace or repair a trachea that has been severely damaged by either physical trauma or trachea cancer. Our trachea scaffold technology has been used in several human trachea transplants to date approved under compassionate use exemptions, but none of our products are yet approved by a government regulatory authority for marketing. The trademark “Harvard Apparatus” is used under a sublicense agreement with Harvard Bioscience, which has licensed the right to use such trademark from Harvard University.

Forward-Looking Statements

Some of the statements in this press release are "forward-looking" and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These "forward-looking" statements in this press release include, but are not limited to, statements relating to the regulatory approval of the HART-Trachea or any other HART products, by the FDA, EMA, MHRA or otherwise, which such approvals may not be obtained on a timely basis or at all, any continued benefits of our spin-off from Harvard Bioscience, anticipated future earnings or other financial measures, success with respect to any clinical trials and other regulatory approval efforts, commercialization efforts and marketing approvals of HART’s products as well as the success thereof, including our HART-Trachea product, and the continued availability of a market for the HART securities. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release, including, among other things, our ability to obtain and maintain regulatory approval for the bioreactors, scaffolds and other devices and product candidates we pursue; the success of our clinical trials and device; our inability to operate effectively as a stand-alone, publicly traded company; plus other factors described under the heading “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 or described in our other public filings. Our results may also be affected by factors of which we are not currently aware. The forward-looking statements in this press release speak only as of the date of this press release. Harvard Apparatus Regenerative Technology expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

Exhibit 1

HARVARD APPARATUS REGENERATIVE TECHNOLOGY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(unaudited, in thousands, except per share data)

	Three months ended December 31,		Years ended December 31,
	2014	2013	2014	2013

Revenues	$45	$22	$93	$22
Cost of revenues	23	11	48	11
Gross profit	22	11	45	11

Operating expenses:
Research and development	1,287	1,079	5,119	4,562
Sales and marketing	88	177	329	259
General and administrative	1,489	1,403	5,654	4,007
Total operating expenses	2,864	2,659	11,102	8,828

Operating loss	(2,842)	(2,648)	(11,057)	(8,817)

Other income (expense), net	-	-	(4)	-

Loss before income taxes	(2,842)	(2,648)	(11,061)	(8,817)
Income taxes	-	-	-	-

Net loss	$(2,842)	$(2,648)	$(11,061)	$(8,817)

Basic and diluted net loss per share	$(0.36)	$(0.34)	$(1.41)	$(1.14)
Weighted average common shares, basic and diluted	7,851	7,740	7,821	7,740

Comprehensive loss:
Net loss	$(2,842)	$(2,648)	$(11,061)	$(8,817)
Foreign currency translation adjustments	1	-	1	-
Total comprehensive loss	$(2,841)	$(2,648)	$(11,060)	$(8,817)

Exhibit 2

HARVARD APPARATUS REGENERATIVE TECHNOLOGY, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands)

	December 31,	December 31,
	2014	2013

ASSETS
Cash	$5,272	$14,008
Other current assets	556	481
Property, plant and equipment, net	1,376	575

Total assets	$7,204	$15,064

LIABILITIES AND STOCKHOLDERS' EQUITY
Total current liabilities	$710	$495
Total stockholders' equity	6,494	14,569

Total liabilities and stockholders' equity	$7,204	$15,064

Exhibit 3

HARVARD APPARATUS REGENERATIVE TECHNOLOGY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Years ended December 31,
	2014	2013

Cash flows used in operating activities:
Net loss:	$(11,061)	$(8,817)
Non-cash items included in net loss	2,928	1,528
Changes in assets and liabilities	140	(397)
Net cash used in operating activities	(7,993)	(7,686)

Cash flows used in investing activities:
Additions to property, plant and equipment	(1,164)	(295)
Net cash used in investing activities	(1,164)	(295)

Cash flows from financing activities:
Proceeds from funding provided by Harvard Bioscience, Inc.	-	21,986
Proceeds from issuance of common stock	418	3
Net cash provided by financing activities	418	21,989
Effect of exchange rate changes on cash	1	-
Net (decrease) increase in cash	(8,738)	14,008
Cash at the beginning of the period	14,008	-
Cash at the end of the period	$5,270	$14,008